Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 22, 2014

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS 2014 FIRST QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (April 22, 2014) — Orchids Paper Products Company (NYSE MKT: TIS) today reported first quarter 2014 financial results.

Executive Summary:

•                  Net sales totaled $27.8 million, an increase of $1.2 million, or 4%, compared with $26.6 million in the first quarter of 2013.  Converted product sales increased $1.5 million, or 6%, from $24.6 million in 2013 to $26.2 million in 2014.

•                  EBITDA was $6.0 million in the first quarter of 2014, a decrease of $105,000, or 2%, compared to $6.2 million in 2013.  EBITDA for 2014 included approximately $102,000 of additional non-cash expenses related to stock options granted to management during the quarter.  Excluding those expenses, EBITDA would have been $6.2 million in 2014 and 2013.

•                  Converted product shipments were 1,927,000 cases, exceeding the first quarter of 2013 of 1,863,000 cases by 3%.

•                  Net income was $2.6 million, a decrease of $450,000, or 15%, compared with $3.1 million of net income in the same period of 2013.

•                  Diluted net income per share for the first quarter 2014 was $0.32 per diluted share compared with $0.39 per diluted share in the same period in 2013.  Changes in the estimated annual effective tax rate in the first quarter of 2014 compared to 2013 decreased diluted EPS by $0.03 per share.  The stock option expenses stated above decreased diluted earnings per share in the 2014 quarter by an additional $0.01 per share.

Mr. Jeff Schoen, President and Chief Executive Officer, stated, “In the first quarter of 2014, we delivered a solid quarter, despite challenges in parent roll pricing and fiber costs.  Converted product sales and total net sales were higher than the same quarter in the prior year and our penetration into the premium tier market continued to increase, with 45% of our cases shipped being premium tier products.”

Mr. Schoen added, “We remain confident that a strong base of business has been established for the coming year.  Our quality products and customer-focused approach continue to provide new opportunities for 2014 and beyond.  Additionally, the $30.4 million of capital projects we announced in November of 2013 are underway and will significantly increase our capacity to prepare for future growth, and improve our manufacturing flexibility and cost structure.  These projects will increase our ability to produce higher quality grades of value and premium tier products supporting our vision of being recognized as a 100% retailer-focused, national supplier of high quality consumer tissue products in the value, premium, and ultra-premium tier product categories.”

Three-month period ended March 31, 2014

Net sales in the quarter ended March 31, 2014 were $27.8 million, an increase of $1.2 million, or 4%, compared to $26.6 million in the same period of 2013.  Net sales of converted product were $26.2 million in the 2014 quarter, favorable by $1.5 million, or 6%, compared to the $24.6 million of net sales in the same quarter last year.  Net sales of parent rolls decreased to $1.6 million in the first quarter of 2014 compared with $2.0 million in the same quarter last year.  The increase in converted product sales was primarily due to a 3% increase in converted product tonnage shipped and a 4% increase in net selling prices per ton.  The increase in shipments was primarily due to increased sales in the mid/premium tier markets.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended March 31, 2014 was $6.0 million, a decrease of $105,000, or 2%, compared to $6.2 million in the same period in the prior year.  As a percent of net sales, EBITDA was 21.8% in the 2014 quarter compared with 23.1% in the 2013 quarter.  During the first quarter of 2014, $102,000 in additional non-cash expenses related to stock options granted to management were incurred.  Excluding those expenses, EBITDA and EBITDA as a percent of net sales would have been $6.2 million and 22.3%, respectively.

Gross profit for the first quarter of 2014 was $6.0 million, a decrease of $509,000, or 8%, when compared with a gross profit of $6.5 million in the prior year quarter.  Gross profit as a percent of net sales was 21.7% in the first quarter of 2014 compared to 24.5% for the same period in 2013.  As a percent of net sales, gross profit decreased primarily due to higher fiber costs, higher overhead costs in our converting operation and lower parent roll selling prices.

Selling, general and administrative expenses in the first quarter of 2014 totaled $2.2 million, a decrease of $94,000, or 4%, compared to the same period in the prior year.  The decrease was primarily due to lower accruals under our incentive bonus program, lower artwork and design fees and lower expenses related to director’s stock options, which were partially offset by higher professional fees and higher commission expense due to the improved level of converted product sales.  Selling, general and administrative expenses as a percent of net sales in the 2014 quarter were 7.8% compared to 8.5% for the prior year quarter.

Interest expense for the first quarter of 2014 totaled $13,000 compared to interest expense of $93,000 in the same period in 2013.  The lower level of interest expense resulted from capitalization of $73,000 of interest on significant projects during the quarter and lower amounts outstanding under the Company’s credit facility.

As of March 31, 2014, the effective tax rate for the full year is estimated at 31.1%.  The actual effective tax rate for the first quarter was 30.9%, as compared to the 25.8% effective tax rate estimated as the end of the first quarter of 2013.  The annual estimated effective tax rate in 2014 is higher than the 2013 effective tax rate due to the expiration of the Indian employment tax credit (“IEC”) at the end of 2012 and the end of 2013.  Recognition of a $222,000 IEC for 2012 was deferred until the first quarter of 2013 as the American Taxpayer Relief Act of 2012, which extended the IEC through 2013, was not signed into law by the President of the United States until 2013. Therefore, the IEC for both 2012 and 2013 were recorded in the 2013 effective tax rate.  Additionally, no IEC has been recognized in the 2014 estimated effective tax rate, as the IEC expired at the end of 2013 and has not been extended for 2014.

Dividend

On April 22, 2014, the Board of Directors of the Company authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock.  The Company expects to pay this dividend on May 16, 2014 to stockholders of record at the close of business on May 2, 2014.

Conference Call/Webcast

The Company will hold a teleconference to discuss its first quarter results at 10:00 a.m. (ET) on Wednesday, April 23, 2014.  All interested parties may participate in the teleconference by calling 877 870 4263 and requesting the Orchids Paper Products teleconference.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company.  The two non-GAAP financial measures used within this press release are: (1) EBITDA and (2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and short-term investments on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 6, 2014.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market.  From its operations in northeast Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments.  The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended March 31,
	2014	2013
	(unaudited)	(unaudited)
Converted Product Net Sales	$26,154	$24,608
Parent Roll Net Sales	1,605	2,001
Net Sales	27,759	26,609
Cost of Sales	21,741	20,082
Gross Profit	6,018	6,527
Selling, General and Administrative Expenses	2,179	2,273
Operating Income	3,839	4,254
Interest Expense	13	93
Other (Income) Expense, net	1	(5)
Income Before Income Taxes	3,825	4,166
Provision for Income Taxes	1,182	1,073
Net Income	$2,643	$3,093

Average number of shares outstanding, basic	8,063,322	7,674,350
Average number of shares outstanding, diluted	8,153,007	7,894,785

Net income per share:
Basic	$0.33	$0.40
Diluted	$0.32	$0.39

Cash dividends paid	$2,825	$2,337
Cash dividends per share	$0.35	$0.30

Operating Data:
Converted product tons shipped	12,234	11,922
Parent roll tons shipped	1,786	1,941
Total Tons Shipped	14,020	13,863
Total Paper Cost per Ton Consumed	$740	$729
Total Paper Cost	$11,726	$10,520

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,813	$4,218
Investing Activities	$(1,780)	$(2,728)
Financing Activities	$(3,014)	$(1,691)

	As of
	March 31,	December 31,
	2014	2013
	(unaudited)
Balance Sheet Data:
Cash	$7,224	$7,205
Accounts Receivable, net	5,620	6,585
Inventory, net	12,836	10,921
Short-Term Investments	5,037	5,035
Other Current Assets	1,295	1,561
Property Plant and Equipment	139,454	137,750
Accumulated Depreciation	(44,149)	(42,005)
Net Property Plant and Equipment	95,305	95,745
Other Long Term Assets	39	40
Total Assets	$127,356	$127,092

Accounts Payable	$3,626	$3,685
Accrued Liabilities	4,806	4,030
Total Debt	14,791	15,079
Deferred Income Taxes	19,202	19,449
Total Stockholders’ Equity	84,931	84,849
Total Liabilities and Stockholders’ Equity	$127,356	$127,092

Non-GAAP Measurements (unaudited)

	Three Months Ended March 31,
	2014	2013
EBITDA Reconciliation:
Net Income	$2,643	$3,093
Plus: Interest Expense	13	93
Plus: Income Tax Expense	1,182	1,073
Plus: Depreciation	2,209	1,893
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$6,047	$6,152

	As of
	March 31,	December 31,
	2014	2013
Net Debt Reconciliation:
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	13,639	13,927
Total Debt	14,791	15,079
Less: Cash	(7,224)	(7,205)
Less: Short-Term Investments	(5,037)	(5,035)
Net Debt	$2,530	$2,839